Exhibit 99.1

CONTACT:
B. Grant Yarber
President and Chief Executive Officer
Phone: (919) 645-3494
Email: gyarber@capitalbank-nc.com

FOR IMMEDIATE RELEASE

Capital Bank Corporation Announces Departure of Chief Accounting Officer

RALEIGH, N.C. – August 1, 2007 – Capital Bank Corporation (Nasdaq: CBKN) announced that on July 30, 2007, George C. Nicholson, the Company’s Principal Accounting Officer, resigned from the Company. Mr. Nicholson had joined the Company on September 6, 2005 from the insurance industry. He has accepted a position as Chief Financial Officer with Old Mutual Financial in Baltimore, Maryland, returning to his insurance roots.

“I will miss being a part of the Capital Bank team and truly appreciated the opportunity to be with the Company,” said George Nicholson. “The Company’s accounting and finance areas are in excellent shape, and I wish Capital Bank nothing but the best.”

The Company will conduct a search for a replacement to Mr. Nicholson. Until such replacement is hired, the Company’s Chief Financial officer, A. Christine Baker, will perform Mr. Nicholson’s duties as Principal Accounting Officer after Mr. Nicholson’s last day with the Company on August 1, 2007.

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.4 billion in total assets, offers a broad range of financial services. Capital Bank operates 26 banking offices in Asheville (3), Burlington (4), Cary, Graham (2), Greensboro, Hickory, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, and Wake Forest. The company’s website is www.capitalbank-nc.com.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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